SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Walgreens Boots Alliance, Inc. (the “Company”), the Company entered into a Consulting Services Agreement, dated as of January 26, 2015, with Timothy R. McLevish (the “Agreement”). Mr. McLevish’s resignation was previously announced by the Company and disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 26, 2015 (the “Previous 8-K”). Pursuant to the terms of the Agreement, Mr. McLevish acknowledged that his resignation, as of February 20, 2015, from all officer, director and committee positions with the Company and its subsidiaries and affiliates is voluntary, and that he is not entitled to any severance or termination benefits in connection with such resignation. The Agreement also provides that Mr. McLevish will provide advice and counsel to the Chief Executive Officer of the Company on matters relating to the transition of the finance team of the Company to successive leadership, the post-restructuring integration of the Company, cost savings objectives and business development initiatives during the period beginning on February 20, 2015 and ending on August 20, 2015. The term of the Agreement is subject to earlier termination or extension in certain circumstances specified in the Agreement. The Agreement includes a release of claims against the Company and its affiliates and specifies that the non-competition covenants in Mr. McLevish’s existing restricted stock unit award agreement will continue to apply.

In consideration for his services pursuant to the Agreement, Mr. McLevish received an award of restricted stock units under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan, as amended. Mr. McLevish was granted a number of restricted stock units equal to $2.5 million divided by the closing price per share of the Company’s common stock on the grant date, January 26, 2015. The award will vest on August 20, 2015, subject to forfeiture in certain circumstances or, in the event the Company terminates the term of the Agreement prior to August 20, 2015 for a reason other than Cause (as defined in the Company’s Executive Severance and Change in Control Plan) or certain other reasons specified in the Agreement, accelerated pro rata vesting, subject to the terms of the Agreement. Mr. McLevish will also be reimbursed for reasonable expenses incurred in the performance of such services.

The foregoing summary is qualified in its entirety by reference to the full text of the Agreement with Mr. McLevish, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On January 26, 2015, in connection with the election of George R. Fairweather as Executive Vice President, Global Chief Financial Officer and Principal Accounting Officer of the Company, which election is effective February 20, 2015, the Compensation Committee approved an annual incentive opportunity for Mr. Fairweather under the Walgreens Boots Alliance, Inc. Management Incentive Plan (the “MIP”) with a target of 100% of his current base salary (£663,600 or $1,036,537 based on an exchange rate of £1=$1.56 as of December 31, 2014) to be paid in accordance with the terms of the MIP (prorated in the case of the current fiscal year). As disclosed in the Previous 8-K, Mr. Fairweather will be eligible to participate in the Company’s stock-based incentive programs providing for stock option, restricted stock unit and performance share grants and the Executive Severance and Change in Control Plan described in the Form 10-K/A filed by Walgreen Co. with the Securities and Exchange Commission on November 20, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Consulting Services Agreement between Walgreens Boots Alliance, Inc. and Timothy McLevish

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: January 30, 2015	By:	/s/ Thomas J. Sabatino, Jr.

	Title:	Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary